Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Therapeutics Announces Pricing of $150 Million of Convertible Senior Notes

NEWTON, Mass. – October 11, 2018 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a clinical-stage pharmaceutical company, today announced the pricing of $150 million aggregate principal amount of its 3.00% convertible senior notes due 2025 (the “Notes”). The Notes will be sold in a private offering to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Karyopharm also granted to the initial purchasers of the Notes a 13-day option to purchase up to an additional $22.5 million aggregate principal amount of the Notes. The offering is expected to close on or about October 16, 2018, subject to satisfaction of customary closing conditions.

The Notes will be unsecured, senior obligations of Karyopharm, and will bear interest at a rate of 3.00% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2019. The Notes will mature on October 15, 2025, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after October 15, 2022, Karyopharm may redeem for cash all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. The Notes will be convertible at the option of holders of the Notes, upon satisfaction of certain conditions and during certain periods, into cash, shares of Karyopharm’s common stock, or a combination of cash and shares of Karyopharm’s common stock, at Karyopharm’s option. The conversion rate for the Notes will initially be 63.0731 shares of Karyopharm’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $15.85 per share. This represents a premium of approximately 27.5% over the last reported sale price of $12.435 per share of Karyopharm’s common stock on The Nasdaq Global Select Market on October 10, 2018. The conversion rate will be subject to adjustment upon the occurrence of certain events.

Karyopharm estimates that the net proceeds from the sale of the Notes will be approximately $145.1 million (or approximately $167.0 million if the initial purchasers exercise their option to purchase additional Notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Karyopharm. Karyopharm intends to use the net proceeds from the sale of the Notes: to continue establishing the infrastructure to support the potential commercial launch of selinexor; to support continued clinical development of selinexor in hematologic malignancies and solid tumors; to conduct ongoing activities to support regulatory submissions for oral selinexor as a new treatment for patients with penta-refractory multiple myeloma and, if the results of Karyopharm’s SADAL trial are positive, as a new treatment for patients with relapsed/refractory diffuse large B-cell lymphoma; for clinical trials of two of Karyopharm’s pipeline drug candidates in oncology, eltanexor and KPT-9274; and for working capital and other general corporate purposes.

The Notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the Notes and the shares of common stock issuable upon conversion of the Notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the Notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Any offer of the Notes will be made only by means of a private offering memorandum.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any offer, solicitation or sale of the Notes or any other securities (including the shares of Karyopharm’s common stock issuable upon conversion of the Notes, if any) in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Targeting Disease at the Nuclear Pore

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq:KPTI) is a clinical-stage pharmaceutical company focused on the discovery and development of novel first-in-class drugs directed against nuclear transport and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm, which was founded by Dr. Sharon Shacham, currently has several investigational programs in clinical or preclinical development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the estimated net proceeds of the offering, the anticipated use of such net proceeds and the timing of the completion of the sale of the Notes. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations due to risks and uncertainties inherent in Karyopharm’s business, including, without limitation: risks and uncertainties associated with market conditions; and the satisfaction of closing conditions related to the sale of the Notes. The failure to meet expectations with respect to any of the foregoing matters may reduce Karyopharm’s stock price. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which was filed with the SEC on August 7, 2018, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Karyopharm Therapeutics Inc.

Ian Karp

Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

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